EXHIBIT 4.1

AMENDMENT TO THE

RIGHTS AGREEMENT

This Amendment (the “Amendment”), dated as of February 5, 2009, to the Rights Agreement (the “Rights Agreement”), dated as of August 25, 2006, is between PDL BioPharma, Inc. (the “Company”) and Mellon Investor Services, LLC, as Rights Agent (the “Rights Agent”). Except as otherwise expressly provided herein, or unless the context otherwise requires, all capitalized terms used herein but not defined shall have the meanings assigned to them in the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, as of the date hereof, the Rights are redeemable; and

WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized.

In consideration of the foregoing promises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. Section 7(a) of the Rights Agreement is hereby modified and amended to read in its entirety as follows:

“(a) Subject to Section 11(a)(ii) hereof, the Rights shall become exercisable, and may be exercised to purchase Preferred Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the Close of Business on the earlier of (i) February 12, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (such date being herein referred to as the “Redemption Date”) or (iii) the time at which all such Rights are exchanged as provided in Section 24 hereof (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Date”). The Rights shall expire on the Expiration Date, and upon such expiration, all rights pertaining thereto shall be extinguished.”

2. Exhibit B of the Rights Agreement, the Form of Rights Certificate, is amended by deleting the first sentence of the Legend at the top of the Certificate in its entirety and replacing it with the following:

“NOT EXERCISABLE AFTER FEBRUARY 12, 2009, OR EARLIER IF REDEEMED OR EXCHANGED.”

3. Exhibit B of the Rights Agreement, the Form of Rights Certificate, is further amended by deleting the first paragraph thereof in its entirety and replacing it with the following:

“This certifies that                         , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of August 25, 2006 (the “Rights Agreement”), as amended, between PDL BioPharma, Inc., a Delaware corporation (“Company”), and Mellon Investor Services, LLC (“Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 p.m. (Pacific time) on February 12, 2009 at the principal office of the Rights Agent, or its successors as Rights Agent, designated for such purposes, one one-hundredth of a fully paid and nonassessable share of Series A Preferred Stock of the Company (“Preferred Stock”) at a purchase price of $150.00 per one one-thousandth of a share, as the same may from time to time be adjusted in accordance with the Rights Agreement (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.”

4. Exhibit C of the Rights Agreement, the Summary of Terms of Rights Agreement, is amended by deleting the fifth paragraph thereof in its entirety and replacing it with the following:

“The Rights will expire upon the earlier of (i) February 12, 2009 or (ii) redemption or exchange by the Company as described below.”

5. In addition to Sections 2, 3 and 4 herein, all other parts of the Exhibits to the Rights Agreement shall be restated to reflect this Amendment, including all conforming changes, to the extent applicable.

6. The term “Rights Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

7. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made solely by residents of such State and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

9. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall effect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

10. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

PDL BIOPHARMA, INC.

By:	/s/ John P. McLaughlin
Name:	John P. McLaughlin
Title:	President and Chief Executive Officer

MELLON INVESTOR SERVICES, LLC

By:	/s/ Asa Drew
Name:	Asa Drew
Title:	Assistant Vice President

Signature page to the Amendment to the Rights Agreement